Exhibit 99.1

RESERVOIR MEDIA ANNOUNCES THIRD QUARTER
FISCAL 2025 RESULTS

Strong Results in Both Segments Grew Total Revenue by 19% Including Acquisitions

Key Catalog Additions and Disciplined Cost Controls Drive Margin Growth

Raises Fiscal 2025 Financial Outlook

February 5, 2025, New York — Reservoir Media, Inc. (NASDAQ: RSVR) (“Reservoir” or the “Company”), an award-winning independent music company, today announced financial results for the third quarter of fiscal 2025 ended December 31, 2024.

Recent Highlights:

•	Revenue of $42.3 million, increased 16% organically, or 19% including acquisitions year-over-year
o	Music Publishing revenue rose 16% year-over-year
o	Recorded Music revenue rose by 20% year-over-year
•	Operating Income of $9.6 million, increased by $3.0 million year-over-year
•	OIBDA (“Operating Income Before Depreciation & Amortization”) of $16.3 million, an increase of 26% year-over-year
•	Net Income of $5.3 million, or $0.08 per share, compared to a net loss of ($2.9) million, or ($0.05) per share
•	Adjusted EBITDA of $17.3 million, up 26% year-over-year
•	Acquired the publishing catalog of Lastrada Entertainment, which includes multiple chart-topping and Grammy Award-winning titles from the 1960s to today
•	Expanded relationship with producer and songwriter Serban Cazan to continue representing his entire catalog and future works, including record-breaking hit collaboration “Mantra” by Jennie
•	Signed publishing catalog deal with composer Lebohang Morake, professionally known as Lebo M, who is best known for his work on The Lion King franchise

Management Commentary:

“Our third fiscal quarter marks another strong period of growth across both the top and bottom lines of our business. With our team’s expertise and strong relationships across the industry, Reservoir consistently ushers in accretive opportunities that further shape our catalog and roster of talent into a diverse and valuable portfolio,” said Golnar Khosrowshahi, Founder and Chief Executive Officer of Reservoir Media. “We continue to maximize the impact these deals have on our business with our prudent cost management and value-additive practices, and we look forward to sharing our continued M&A momentum through the end of our fiscal year and beyond.”

Third Quarter Fiscal 2025 Financial Results

Summary Financials	Q3 FY25	Q3 FY24	Change
Total Revenue	$42.3	$35.5	19%
Music Publishing Revenue	$26.9	$23.1	16%
Recorded Music Revenue	$12.0	$10.0	20%
Operating Income	$9.6	$6.5	47%
OIBDA	$16.3	$12.9	26%
Net Income (Loss)	$5.3	($2.9)	NM
Adjusted EBITDA	$17.3	$13.7	26%

(Table Notes: $ in millions; Quarters ended December 31st; Unaudited; NM = Not meaningful)

Total revenue in the third quarter of fiscal 2025 increased 19% to $42.3 million, compared to $35.5 million in the third quarter of fiscal 2024. This increase was driven by a 16% increase in Music Publishing revenue and a 20% increase in Recorded Music revenue, largely attributable to price increases at multiple music streaming services, a royalty recovery related to underreported usage from a Recorded Music catalog, and the acquisition of new catalogs.

Operating income in the third quarter of fiscal 2025 was $9.6 million compared to operating income of $6.5 million in the third quarter of fiscal 2024. OIBDA in the third quarter of fiscal 2025 increased 26% to $16.3 million, compared to $12.9 million in the prior year quarter. Adjusted EBITDA increased 26% in the third quarter of fiscal 2025 to $17.3 million, compared to $13.7 million last year. The increases in operating income, OIBDA, and Adjusted EBITDA were primarily the result of revenue growth and improved gross margin. See below for calculations and reconciliations of OIBDA and Adjusted EBITDA to operating income and net income (loss), respectively.

Net income in the third quarter of fiscal 2025 was $5.3 million, or $0.08 per share, compared to a net loss of ($2.9) million, or ($0.05) per share, in the year-ago quarter. The increase in net income was primarily driven by the gain on fair value of swaps during the quarter compared to a loss on fair value of swaps during the year-ago period, and improved gross margin, partially offset by higher income tax expense.

Third Quarter Fiscal 2025 Segment Review

Music Publishing	Q3 FY25	Q3 FY24	Change
Revenue by Type
Digital	$16.7	$13.9	20%
Performance	$4.4	$4.3	2%
Synchronization	$4.1	$4.0	3%
Mechanical	$0.9	$0.4	143%
Other	$0.8	$0.5	51%
Total Revenue	$26.9	$23.1	16%
Operating Income	$4.3	$2.8	53%
OIBDA	$9.1	$7.8	18%

(Table Notes: $ in millions; Quarters ended December 31st; Unaudited)

Music Publishing Revenue in the third quarter of fiscal 2025 was $26.9 million, an increase of 16% compared to $23.1 million in last year’s third quarter. The increase was mainly driven by revenue from the existing catalog, which benefitted from price increases at multiple music streaming services that contributed to an increase in digital revenue of 20% compared to the prior year quarter, and the acquisitions of catalogs. Mechanical revenue increased 143% during the third quarter due to the strength of physical sales of existing catalog compositions as well as the acquisition of new catalogs. Additionally, synchronization revenue increased during the three months ended December 31, 2024, driven primarily by the timing of licenses. Performance revenue also increased, partially due to the timing of hit songs.

In the third quarter of fiscal 2025, Music Publishing OIBDA increased 18% to $9.1 million, compared to $7.8 million in the third quarter of fiscal 2024. Music Publishing OIBDA margin in the third quarter remained steady at 34%. The increase in Music Publishing OIBDA is primarily driven by the revenue growth.

Recorded Music	Q3 FY25	Q3 FY24	Change
Revenue by Type
Digital	$8.1	$6.6	24%
Physical	$2.0	$1.7	18%
Neighboring Rights	$0.9	$1.0	(7)%
Synchronization	$1.0	$0.8	23%
Total Revenue	$12.0	$10.0	20%
Operating Income	$4.5	$3.3	38%
OIBDA	$6.4	$4.7	37%

(Table Notes: $ in millions; Quarters ended December 31st; Unaudited)

Recorded Music Revenue in the third quarter of fiscal 2025 was $12.0 million, an increase of 20% compared to $10.0 million in last year’s third quarter. The increase was mainly due to a royalty recovery related to underreported usage for a music catalog, price increases at multiple music streaming services, and continued growth in music streaming. The increase in digital revenue, physical revenue and synchronization revenue was partially offset by a decrease in neighboring rights revenue.

In the third quarter of fiscal 2025, Recorded Music OIBDA increased by 37% to $6.4 million, compared to $4.7 million in the third quarter of fiscal 2024. Recorded Music OIBDA margin in the third quarter increased from 47% to 53%. The increase in Recorded Music OIDBA and OIBDA margin was primarily driven by revenue growth and a higher gross margin.

Balance Sheet and Liquidity

For the nine months ended December 31, 2024, cash provided by operating activities was $33.1 million, an increase of $10.7 million compared to the same period last year.

As of December 31, 2024, Reservoir had cash and cash equivalents of $17.8 million and $74.2 million available for borrowing under its revolving credit facility, for total available liquidity of $92.0 million. Total debt was $371.8 million (net of $4.0 million of deferred financing costs) and Net Debt was $354.0 million (defined as total debt, less cash and equivalents and deferred financing costs). This compares to cash and cash equivalents of $18.1 million and $114.2 million available for borrowing under its revolving credit facility, for total available liquidity of $132.3 million as of March 31, 2024. Total debt was $330.8 million (net of $5.0 million of deferred financing costs) and Net Debt was $312.7 million as of March 31, 2024.

Fiscal Year 2025 Outlook

Reservoir is raising its previously provided financial outlook for fiscal 2025. Reservoir expects the financial results for the year ending March 31, 2025, to be as follows:

Outlook	Guidance	Growth (at mid-point)
Revenue	$155M - $158M	8%
Adjusted EBITDA	$61.5M - $64.5M	13%

Jim Heindlmeyer, Chief Financial Officer of Reservoir, stated, “Our third fiscal quarter demonstrates the resiliency of our cash flows and the strength of our roster, with year-over-year growth exhibited across many of our key financial metrics compared to the prior year. We are excited by the upcoming opportunities we have to deploy our available capital and add to our roster of creators at Reservoir. Our year-to-date performance gives us the confidence to raise our guidance ranges as we go into our final quarter of the fiscal year.”

Conference Call Information

Reservoir is hosting a conference call for analysts and investors to discuss its financial results for the third quarter of the fiscal year ending March 31, 2025 at 10:00 a.m. EST today, February 5, 2025. The conference call can be accessed via webcast in the investor relations section of the Company’s website at https://investors.reservoir-media.com/news-and-events/events-and-presentations.

Interested parties may also participate in the call using the following registration link: Here. Once registered, participants will receive a webcast link to enter the event. Alternatively, participants may dial into the call using the following phone number: +1 201-389-0921 (Toll-free: +1 877-407-0989). Shortly after the conclusion of the conference call, a replay of the audio webcast will be available in the investor relations section of Reservoir’s website for 30 days after the event.

About Reservoir Media, Inc.

Reservoir is an independent music company based in New York City and with offices in Los Angeles, Nashville, Toronto, London, and Abu Dhabi. Reservoir is the first female-founded and led publicly traded independent music company in the U.S. Founded as a family-owned music publisher in 2007, Reservoir has grown to represent over 150,000 copyrights and 36,000 master recordings with titles dating as far back as 1900 and hundreds of #1 releases worldwide. Reservoir frequently holds a Top 10 U.S. Market Share according to Billboard’s Publishers Quarterly, was twice named Publisher of the Year by Music Business Worldwide’s The A&R Awards, and won Independent Publisher of the Year at the 2020 and 2022 Music Week Awards.

Reservoir also represents a multitude of recorded music through Chrysalis Records, Tommy Boy Music, and Philly Groove Records and manages artists through its ventures with Blue Raincoat Music and Big Life Management.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. Forward-looking statements are typically identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “would” and other similar words and expressions. Forward-looking statements in this press release relate to, among other things: Reservoir’s anticipated financial condition, results of operations and performance, expected growth, plans and objectives for future operations, business prospects and market conditions. Forward-looking statements are based on the current expectations and beliefs of management and information currently available to management. These statements are inherently subject to a number of risks, uncertainties and assumptions, many of which are outside of our control and could cause future events or results to be materially different from those stated or implied in this press release, including the risk factors that are described in Reservoir’s Annual Report on Form 10-K for the year ended March 31, 2024 and our other filings with the SEC available on the SEC’s website at www.sec.gov or Reservoir’s website at www.reservoir-media.com. Any forward-looking statement made in this press release speaks only as of the date on which it is made and Reservoir undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Supplemental Disclosures Regarding Non-GAAP Financial Measures

This press release includes certain financial information, such as OIBDA, OIBDA margin, EBITDA, Adjusted EBITDA, and Net Debt, which has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Reservoir’s management uses these non-GAAP financial measures to evaluate Reservoir’s operations, measure its performance and make strategic decisions. Reservoir believes that the use of these non-GAAP financial measures provides useful information to investors and others in understanding Reservoir’s results of operations and trends in the same manner as Reservoir’s management and in evaluating Reservoir’s financial measures as compared to the financial measures of other similar companies, many of which present similar non-GAAP financial measures. However, these non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by Reservoir’s management about which items are excluded or included in determining these non-GAAP financial measures and, therefore, should not be considered as a substitute for net income, operating income or any other operating performance measures calculated in accordance with GAAP. Using such non-GAAP financial measures in isolation to analyze Reservoir’s business would have material limitations because the calculations are based on the subjective determination of Reservoir’s management regarding the nature and classification of events and circumstances. In addition, although other companies in Reservoir’s industry may report measures titled OIBDA, OIBDA margin, Adjusted EBITDA, and Net Debt, or similar measures, such non-GAAP financial measures may be calculated differently from how Reservoir calculates such non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, such non-GAAP financial measures should be considered alongside other financial performance measures and other financial results presented in accordance with GAAP. You can find the reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures in the tables below.

OIBDA

Reservoir evaluates operating performance based on several factors, including its primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (“OIBDA”). Reservoir considers OIBDA to be an important indicator of the operational strengths and performance of its businesses and believes this non-GAAP financial measure provides useful information to investors because it removes the significant impact of amortization from Reservoir’s results of operations. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Reservoir’s businesses and other non-operating income (loss). Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income attributable to us and other measures of financial performance reported in accordance with GAAP. In addition, our definition of OIBDA may differ from similarly titled measures used by other companies. OIBDA Margin is defined as OIBDA as a percentage of revenue.

EBITDA and Adjusted EBITDA

EBITDA is defined as earnings (net income or loss) before net interest expense, income tax (benefit) expense, non-cash depreciation of tangible assets and non-cash amortization of intangible assets and is used by management to measure operating performance of the business. Adjusted EBITDA, in addition to adjusting net income to exclude income tax expense, interest expense and depreciation and amortization, further adjusts net income by excluding items or expenses such as, among others, (1) any non-cash charges (including any impairment charges and to write-down an equity investment to its estimated fair value), (2) any net gain or loss on foreign exchange, (3) any net gain or loss resulting from interest rate swaps, (4) equity-based compensation expense and (5) certain unusual or non-recurring items.

Adjusted EBITDA is a key measure used by Reservoir’s management to understand and evaluate operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. However, certain limitations on the use of Adjusted EBITDA include, among others, (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for Reservoir’s business, (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on Reservoir’s indebtedness and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, Adjusted EBITDA measure adds back certain non-cash, unusual or non-recurring charges that are deducted in calculating net income; however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income (loss) or cash flow provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

Net Debt

Reservoir defines Net Debt as total debt, less cash and equivalents and deferred financing costs.

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Loss)

Three and Nine Months Ended December 31, 2024 versus December 31, 2023

(Unaudited)

(Expressed in U.S. dollars)

	Three Months Ended December 31,			Nine Months Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Revenues	$42,303,716	$35,476,172	19%	$117,287,952	$105,710,058	11%
Costs and expenses:
Cost of revenue	15,068,042	13,221,974	14%	43,180,529	41,136,237	5%
Amortization and depreciation	6,713,621	6,342,918	6%	19,528,397	18,613,026	5%
Administration expenses	10,964,096	9,389,344	17%	29,937,510	30,148,848	(1)%
Total costs and expenses	32,745,759	28,954,236	13%	92,646,436	89,898,111	3%

Operating income	9,557,957	6,521,936	47%	24,641,516	15,811,947	56%

Interest expense	(5,776,861)	(5,372,285)		(15,796,667)	(15,865,324)
(Loss) gain on foreign exchange	(76,431)	264		(172,242)	(69,828)
Gain (loss) on fair value of swaps	3,084,761	(4,247,523)		(2,532,441)	(1,774,045)
Other income (expense), net	509,263	(990,488)		410,774	(989,952)
Income (loss) income before income taxes	7,298,689	(4,088,096)		6,550,940	(2,887,202)
Income tax expense (benefit)	1,987,150	(1,226,649)		1,540,589	(872,663)
Net income (loss)	5,311,539	(2,861,447)		5,010,351	(2,014,539)
Net (income) loss attributable to noncontrolling interests	(67,448)	(101,612)		72,100	(135,797)
Net income (loss) attributable to Reservoir Media, Inc.	$5,244,091	$(2,963,059)		$5,082,451	$(2,150,336)

Earnings (loss) per common share:
Basic	$0.08	$(0.05)		$0.08	$(0.03)
Diluted	$0.08	$(0.05)		$0.08	$(0.03)

Weighted average common shares outstanding:
Basic	65,240,858	64,826,026		65,133,225	64,731,569
Diluted	66,106,474	64,826,026		65,906,440	64,731,569

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2024 versus March 31, 2024

(Unaudited)

(Expressed in U.S. dollars)

	December 31, 2024	March 31, 2024
Assets
Current assets
Cash and cash equivalents	$17,760,030	$18,132,015
Accounts receivable	34,672,579	33,227,382
Current portion of royalty advances	13,693,367	13,248,008
Other current assets	7,871,389	6,300,915
Total current assets	73,997,365	70,908,320

Intangible assets, net	693,430,240	640,222,000
Equity method and other investments	599,998	1,451,924
Royalty advances, net of current portion and reserves	52,899,169	56,527,557
Property, plant and equipment, net	436,849	551,410
Operating lease right of use assets, net	6,211,109	6,988,340
Fair value of swap assets	3,099,673	5,753,488
Other assets	1,691,939	1,131,529
Total assets	$832,366,342	$783,534,568

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$5,412,023	$9,015,939
Royalties payable	41,850,784	40,395,205
Accrued payroll	1,701,210	2,043,772
Deferred revenue	2,375,917	1,163,953
Other current liabilities	10,282,927	7,313,615
Income taxes payable	97,894	439,152
Total current liabilities	61,720,755	60,371,636

Secured line of credit	371,798,967	330,791,607
Deferred income taxes	31,546,351	30,471,978
Operating lease liabilities, net of current portion	5,916,986	6,720,287
Fair value of swap liability	-	121,374
Other liabilities	600,339	572,705
Total liabilities	471,583,398	429,049,587

Contingencies and commitments

Shareholders' Equity
Preferred stock	-	-
Common stock	6,523	6,483
Additional paid-in capital	343,415,213	341,388,351
Retained earnings	20,480,108	15,397,657
Accumulated other comprehensive loss	(4,387,322)	(3,797,733)
Total Reservoir Media, Inc. shareholders' equity	359,514,522	352,994,758
Noncontrolling interest	1,268,422	1,490,223
Total shareholders' equity	360,782,944	354,484,981
Total liabilities and shareholders' equity	$832,366,342	$783,534,568

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Operating Income to OIBDA

Three and Nine Months Ended December 31, 2024 versus December 31, 2023

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2024	2023	2024	2023
Operating Income	$9,558	$6,522	$24,642	$15,812
Amortization and Depreciation Expense	6,714	6,343	19,528	18,613
OIBDA	$16,272	$12,865	$44,170	$34,425

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Music Publishing Segment Reporting Operating Income to OIBDA

Three and Nine Months Ended December 31, 2024 versus December 31, 2023

(Dollars in thousands)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2024	2023	2024	2023
Operating Income	$4,350	$2,834	$12,984	$5,641
Amortization and Depreciation Expense	4,798	4,926	13,909	14,020
OIBDA	$9,148	$7,760	$26,892	$19,661

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Recorded Music Segment Reporting Operating Income to OIBDA

Three and Nine Months Ended December 31, 2024 versus December 31, 2023

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2024	2023	2024	2023
Operating Income	$4,506	$3,259	$10,706	$9,153
Amortization and Depreciation Expense	1,891	1,394	5,547	4,522
OIBDA	$6,398	$4,653	$16,254	$13,675

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Net Income (Loss) to Adjusted EBITDA

Three and Nine Months Ended December 31, 2024 versus December 31, 2023

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2024	2023	2024	2023
Net Income (Loss)	$5,312	$(2,861)	$5,010	$(2,015)
Income Tax Expense (Benefit)	1,987	(1,227)	1,541	(873)
Interest Expense	5,777	5,372	15,797	15,865
Amortization and Depreciation	6,714	6,343	19,528	18,613
EBITDA	19,789	7,627	41,876	31,591
Loss on Foreign Exchange(a)	76	-	172	70
(Gain) Loss on Fair Value of Swaps(b)	(3,085)	4,248	2,532	1,774
Non-cash Share-based Compensation(c)	1,006	813	3,334	2,540
Recoupable Legal Fee Write-Off(d)	-	-	-	2,695
Other (Income) Expense, Net(e)	(509)	990	(411)	990
Adjusted EBITDA	$17,278	$13,678	$47,504	$39,660

(a)	Reflects the loss on foreign exchange fluctuations.
(b)	Reflects the non-cash (gain) or loss on the mark-to-market of interest rate swaps.
(c)	Reflects non-cash share-based compensation expense related to the Reservoir Media, Inc. 2021 Omnibus Incentive Plan.
(d)	Reflects the write-off of recoupable legal expenses and attorneys’ fees. This non-recurring item relates to the resolution of a matter, which began in 2017, that was settled through mediation requiring Reservoir to expense legal fees from prior years that the Company had previously expected to recoup, resulting in a one-time write-off.
(e)	Reflects a gain recorded on the disposal of an equity investment (the “Investment Gain”) and the Company’s share of proceeds related to underreported royalty usage for an acquired Recorded Music catalog that pertained to periods prior to the Company’s acquisition of the catalog (“Recovery Income”) during the three months ended December 31, 2024. Reflects the Investment Gain and Recovery Income, partially offset by Reservoir’s share of the loss recorded by an equity method investment during the nine months ended December 31, 2024. Reflects non-cash impairment expense to write-down an equity investment to its estimated fair value during the three and nine months ended December 31, 2023.

Media Contact

Reservoir Media, Inc.

Suzy Arrabito

Vice President, Marketing & Communications

sa@reservoir-media.com

www.reservoir-media.com

Investor Contact

Alpha IR Group

Jackie Marcus or Nathan Skown

RSVR@alpha-ir.com

Source: Reservoir Media, Inc.

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